                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                SCHEDULE 13D/A-11
                                 (RULE 13d-101)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-l(a) AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13d-2(a)


                               (Amendment No. 11)


                        Gyrodyne Company of America, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    403820103
--------------------------------------------------------------------------------
                                 (CUSIP number)


                   Robert T. Needham, K Capital Partners, LLC
                                  75 Park Plaza
                           Boston, Massachusetts 02116
                                 (617) 646-7700
--------------------------------------------------------------------------------
   (Name, address and telephone number of person authorized to receive notices and communications)


                                 March 15, 2002
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                                 (Page 1 of 10)

-----------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

-----------------------------                       ----------------------------
     CUSIP NO. 403820103               13D               Page 2 of 10 Pages
-----------------------------                       ----------------------------


--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           K Capital Partners, LLC
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           AF
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
       NUMBER OF             7.       SOLE VOTING POWER           209,350
        SHARES
     BENEFICIALLY            ---------------------------------------------------
     OWNED BY EACH           8.       SHARED VOTING POWER               0
 REPORTING PERSON WITH
                             ---------------------------------------------------
                             9.       SOLE DISPOSITIVE POWER      209,350

                             ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER          0

--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           209,350
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           18.72%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                       ----------------------------
     CUSIP NO. 403820103               13D               Page 3 of 10 Pages
-----------------------------                       ----------------------------


--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Special K Capital Offshore Master Fund (U.S. Dollar), L.P.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           WC
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF             7.       SOLE VOTING POWER            27,781
        SHARES
     BENEFICIALLY            ---------------------------------------------------
     OWNED BY EACH           8.       SHARED VOTING POWER               0
 REPORTING PERSON WITH
                             ---------------------------------------------------
                             9.       SOLE DISPOSITIVE POWER       27,781

                             ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER          0

--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           27,781
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.484%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                       ----------------------------
     CUSIP NO. 403820103               13D               Page 4 of 10 Pages
-----------------------------                       ----------------------------


--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           K Capital Offshore Master Fund (U.S. Dollar), L.P.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           WC
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF             7.       SOLE VOTING POWER           181,569
        SHARES
     BENEFICIALLY            ---------------------------------------------------
     OWNED BY EACH           8.       SHARED VOTING POWER               0
 REPORTING PERSON WITH
                             ---------------------------------------------------
                             9.       SOLE DISPOSITIVE POWER      181,569

                             ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER          0

--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           181,569
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           16.236%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                       ----------------------------
     CUSIP NO. 403820103               13D               Page 5 of 10 Pages
-----------------------------                       ----------------------------


--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Harwich Capital Partners, LLC
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           AF
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
       NUMBER OF             7.       SOLE VOTING POWER           209,350
        SHARES
     BENEFICIALLY            ---------------------------------------------------
     OWNED BY EACH           8.       SHARED VOTING POWER               0
 REPORTING PERSON WITH
                             ---------------------------------------------------
                             9.       SOLE DISPOSITIVE POWER      209,350

                             ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER          0

--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           209,350
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           18.72%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                       ----------------------------
     CUSIP NO. 403820103               13D               Page 6 of 10 Pages
-----------------------------                       ----------------------------


--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Thomas Knott
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           AF
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
--------------------------------------------------------------------------------
       NUMBER OF             7.       SOLE VOTING POWER           209,350
        SHARES
     BENEFICIALLY            ---------------------------------------------------
     OWNED BY EACH           8.       SHARED VOTING POWER               0
 REPORTING PERSON WITH
                             ---------------------------------------------------
                             9.       SOLE DISPOSITIVE POWER      209,350

                             ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER          0

--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           209,350
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           18.72%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                       ----------------------------
     CUSIP NO. 403820103               13D               Page 7 of 10 Pages
-----------------------------                       ----------------------------


--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Abner Kurtin
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           AF
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
--------------------------------------------------------------------------------
       NUMBER OF             7.       SOLE VOTING POWER           209,350
        SHARES
     BENEFICIALLY            ---------------------------------------------------
     OWNED BY EACH           8.       SHARED VOTING POWER               0
 REPORTING PERSON WITH
                             ---------------------------------------------------
                             9.       SOLE DISPOSITIVE POWER      209,350

                             ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER          0

--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           209,350
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           18.72%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                       ----------------------------
     CUSIP NO. 403820103               13D               Page 8 of 10 Pages
-----------------------------                       ----------------------------


         This Amendment No. 11 ("AMENDMENT NO. 11") amends and supplements the Report on Schedule 13D, filed on June 14, 1999, as amended by Amendment No. 1 filed on August 13, 1999, Amendment No. 2 filed on November 5, 1999, Amendment No. 3 filed on December 2, 1999, Amendment No. 4 filed on January 21, 2000, Amendment No. 5 filed on July 13, 2001, Amendment No. 6 filed on July 26, 2001, Amendment No. 7 filed on August 8, 2001, Amendment No. 8 filed on August 13, 2001, Amendment No. 9 filed on January 15, 2002 and Amendment No. 10 filed on February 12, 2002 (collectively, the "SCHEDULE 13D"). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Schedule 13D.

         This filing of Amendment No. 11 is not, and should not be deemed to be construed as, an admission that the Schedule 13D or that any amendment thereto is required to be filed or that any of the Reporting Persons are, for the purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 1. SECURITY AND ISSUER.

         This Report on Schedule 13D relates to shares of common stock, par value $1.00 per share (the "SHARES") of Gyrodyne Company of America, Inc. ("GYRODYNE"), whose principal executive offices are located at 102 Flowerfield Street, St. James, New York 11780.

ITEM 4. PURPOSE OF TRANSACTIONS.

         The information set forth in Item 4 of the Schedule 13D is hereby amended and supplemented by the following:

         On March 15, 2002, the Reporting Persons filed a preliminary proxy statement in order to solicit proxies for the election of Richard S. Frary and Marvin L. Olshan as directors of Gyrodyne at Gyrodyne's annual meeting of shareholders to be held on May 10, 2002. The Reporting Persons have engaged as a proxy solicitor D.F. King & Co., Inc., 77 Water Street, 20th Floor, New York, NY 10005.

         Except as set forth above, the Reporting Persons have no present plans or intentions that would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Except as otherwise set forth in Item 4 of this Amendment No. 11 to
Schedule 13D or as previously disclosed, none of the Reporting Persons has any contract, arrangement, understanding or relationship (legal or otherwise) with any person with respect to any securities of Gyrodyne including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Gyrodyne, joint ventures, loan or option arrangements, puts or calls, guaranties of profits, division of profits or losses, or the giving or withholding of proxies.

-----------------------------                       ----------------------------
     CUSIP NO. 403820103               13D               Page 9 of 10 Pages
-----------------------------                       ----------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

         EXECUTED as a sealed instrument this 19th day of March, 2002.


                           Special K Capital Offshore Master Fund
                           (U.S. Dollar), L.P.

                           By: /s/ Robert T. Needham
                               -----------------------------------------------
                               K Capital Partners, LLC, General Partner
                               By: Harwich Capital Partners, LLC, its Managing Member
                               By: Robert T. Needham, its Chief Administrative Officer


                           K Capital Offshore Master Fund (U.S. Dollar), L.P.

                           By: /s/ Robert T. Needham
                               -----------------------------------------------
                               K Capital Partners, LLC, General Partner
                               By: Harwich Capital Partners, LLC, its Managing Member
                               By: Robert T. Needham, its Chief Administrative Officer


                           K Capital Partners, LLC

                           By: /s/ ROBERT T. NEEDHAM
                               -----------------------------------------------
                               Harwich Capital Partners, LLC, its Managing
                               Member
                               By: Robert T. Needham, its Chief
                               Administrative Officer


                           Harwich Capital Partners, LLC

                           By: /s/ Robert T. Needham
                               -----------------------------------------------
                               Robert T. Needham, its Chief
                               Administrative Officer

-----------------------------                       ----------------------------
     CUSIP NO. 403820103               13D               Page 10 of 10 Pages
-----------------------------                       ----------------------------


                           Thomas Knott*

                           By: /s/ Robert T. Needham
                               -----------------------------------------------
                               Robert T. Needham
                               Attorney in Fact


                           Abner Kurtin*

                           By: /s/ Robert T. Needham
                               -----------------------------------------------
                               Robert T. Needham
                               Attorney in Fact


         *Powers of attorney, dated as of September 4, 2001, by Thomas Knott and Abner Kurtin are currently on file with the Commission and are incorporated herein by reference.